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Assurant to Exit Health Insurance Market to Support Strategic Focus on Housing and Lifestyle Specialty Protection Products and Services

- Process underway to wind down major medical operations

- Reaches agreement in principle to sell certain business lines and assets to
National General Holdings Corp.

NEW YORK, June 10, 2015 - Assurant, Inc. (NYSE: AIZ) has concluded a comprehensive review of strategic alternatives for its health business and will exit the health insurance market as the Company sharpens its focus on housing and lifestyle specialty protection offerings. To maximize shareholder value, Assurant will immediately begin to wind down its major medical operations and has reached an agreement in principle to sell certain business lines and assets to National General Holdings Corp., subject to final documentation and regulatory approval. The Company expects to substantially complete its exit of the health insurance market by the end of 2016.

"Our decision to exit the health insurance market enables us to sharpen our focus on the housing and lifestyle markets, where we see the greatest opportunity for profitable growth. After a thorough review of alternatives for our health business, we believe the actions announced today allow us to uphold our commitments to policyholders while freeing up resources in 2016 to support our capital management strategy," said Assurant President and CEO Alan B. Colberg. "We remain strongly committed to ensuring a smooth and orderly transition for our customers, agents and employees."

National General Holdings Corp. (NASDAQ: NGHC), a specialty personal lines insurance holding company, will acquire Assurant Health's supplemental and small group self-funded product lines and certain other assets including a proprietary small group sales channel. Assurant Health will continue sales of its supplemental and small group self-funded products as it finalizes the terms of the transaction with National General Holdings Corp. At the same time, as part of the wind-down process, Assurant Health will cease sales of its individual major medical, small group fully-insured and short-term medical health insurance policies on June 15, 2015 and will not participate in open enrollment under the Affordable Care Act for 2016.

The Company will meet all claims, benefits, provider payments and agent commission responsibilities during these transitions. There will be no changes to Assurant Health policies or benefits currently in effect. Affected customers will receive letters from Assurant Health beginning the week of June 15, 2015 and can learn more at www.assuranthealth.com.

Assurant is committed to treating all employees fairly and with respect as the Company exits the health insurance market during the next 18 months. Affected employees will be considered for open positions within Assurant, based on qualifications. Those unable to find another position will be offered severance, outplacement and job readiness support. The first phase of job reductions will occur this summer and affect an estimated 300 out of approximately 1,700 positions at Assurant Health.

The Company estimates that total costs associated with its exit from the health insurance market will amount to $175 million to $250 million. These charges primarily include premium deficiency reserves, severance and retention, contract and lease terminations, and other transaction costs. The Company estimates the total future incremental cash expenditures related to these costs will be $95 million to $110 million.

As part of its focus on housing and lifestyle specialty protection products and services, Assurant continues to pursue a sale of its employee benefits segment to a buyer with a more focused benefits portfolio. The process is underway and is expected to conclude in the next several months. Serving more than 30,000 small and mid-sized employers, Assurant Employee Benefits provides a robust product suite of voluntary and employer-paid products including dental, long-term and short-term disability and life insurance.

About Assurant

Assurant safeguards clients and consumers when the unexpected occurs. A provider of specialty protection products and related services, Assurant operates in North America, Latin America, Europe and other select worldwide markets through four operating segments. Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits partner with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services include mobile device protection products and services; debt protection administration; credit-related insurance; warranties and extended service programs and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property, appraisal, preservation and valuation services; flood insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $31 billion in assets and $10 billion in annual revenue. For more information on Assurant, please visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:
Vera Carley
Assistant Vice President, External Communication
Assurant, Inc.
Phone: 212.859.7002
vera.carley@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Assistant Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Forward-Looking Statement

Some of the statements included in this news release may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual charges and timing may differ materially from those projected herein due to numerous factors, including the Company's ability to implement the exit as planned, effective tax rates and unanticipated charges that may occur as a result of these actions. The Company undertakes no obligation to update any forward-looking statements in this news release as a result of new information or future events or developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports, including but not limited to our 2014 Annual Report on Form 10-K and our First Quarter 2015 Form 10-Q, each as filed with the U.S. Securities and Exchange Commission.